EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------



Central Co-operative Bank                   100% owned by the Company,
                                            Incorporated under the laws of the
                                            Commonwealth of Massachusetts.

Central Securities Corporation              100% owned by the Bank, Incorporated
                                            under the laws of the Commonwealth
                                            of Massachusetts.

Central Preferred Capital Corporation       100% of the common stock and 89% of
                                            the preferred stock owned by the
                                            Bank, Incorporated under the laws
                                            of the Commonwealth of
                                            Massachusetts.